Exhibit (p)(1)

                               REALTY FUNDS, INC.

                                 CODE OF ETHICS
                                 --------------

                         Adopted Pursuant to Rule 17j-1

I.      Introduction

        The Board of Directors (the "Board") of Realty Funds, Inc. (the "Company"), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), has approved and adopted this Code of Ethics (the "Code") and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Company's Access Persons are subject and establishes reporting requirements for Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as "Access Persons," are defined in Appendix A.

A. About the Company and the Advisor

        The Company is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a "Fund." XShares Advisors LLC (the "Advisor") is the investment adviser for the Funds. BNY Investment Advisors acts as the investment sub-advisor to the Funds (the "Sub-Advisor"). In managing the Funds, the Advisor employs a passive, or indexing, strategy which seeks to replicate, for each Fund's investment portfolio, the composition of each Fund's benchmark index (the "Underlying Index"). The composition of each Underlying Index is maintained by a third party, Standard & Poor's ("S&P" or the "Index Administrator"), that is unaffiliated with the Index Creator, Advisor, the Sub-Advisor, or the Company. S&P employs the Index Methodology to determine the composition of each Underlying Index and maintain each Underlying Index. S&P alone decides the component securities in each Underlying Index and typically reconstitutes each Underlying Index only quarterly. The criteria by which S&P maintains each Underlying Index has been developed by Adelante Shares LLC, the creator of each of the Underlying Indexes ("Adelante" or the "Index Creator"), although Adelante has no involvement in the application of these criteria to the Underlying Indices or in deciding the make-up of each Underlying Index. Certain Officers or employees of Adelante (the "Index Staff") assist S&P in the performance of its duties. The Company has developed certain "firewalls", as described in this Code, between the activities of the Index Creator, Index Staff, the Advisor and the Sub-Advisor. In adopting this Code, the Board took into consideration all of these facts.

B. Who is covered by the Code

        This Code applies to all Access Persons of the Company, which includes all Directors of the Company (both Interested Directors and Independent Directors), and all officers of the Company. However, certain of the reporting requirements set forth in Section III do not apply to persons who are subject to the code of ethics adopted by the Advisor ("Advisor Access Persons"). Instead, those individuals (principally, the Company's Interested Directors and those


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                                                                  Exhibit (p)(1)

officers of the Company that are also affiliated with the Advisor) will be subject to the reporting requirements established in the Advisor's code of ethics.

II.     Statement of General Fiduciary Principles

        The Company requires that its Directors, officers and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

        o the duty at all times to place the interests of the Company's shareholders first;

        o the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

        o the fundamental standard that Company personnel should not take inappropriate advantage of their positions.


         In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, the Securities and Exchange Commission's (the "SEC") 1940 Act Release No. 23958 "Personal Investment Activities of Investment Company Personnel" (August 24, 1999), the "Report of the Advisory Group on Personal Investing" issued by the Investment Company Institute on May 9, 1994, the SEC's September 1994 Report on "Personal Investment Activities of Investment Company Personnel," and the SEC's 1940 Act Release No. 26492 "Investment Adviser Code of Ethics" (August 31, 2004), the Company has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

III.    Restrictions on Personal Investing Activities

A.      General Policy

        No Access Person shall, in connection with the direct or indirect purchase or sale of a Security "held or to be acquired" by a Fund:

        o   employ any device, scheme or artifice to defraud the Funds;

        o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

        o engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

        o   engage in any manipulative practice with respect to the Funds.


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                                                                  Exhibit (p)(1)

B.      Prohibition Against Insider Trading

        Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

            (1) trading while in possession of material, nonpublic information;

            (2) communicating ("tipping") such information to others;

            (3) recommending the purchase or sale of securities on the basis of such information; or

            (4) providing substantial assistance to someone who is engaged in any of the above activities.

        This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. Material information can also relate to events or circumstances affecting the market for a company's securities such as information about an expected government ruling or regulation that can affect the business of an Index Eligible Company. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

        C. Pre-clearance of Investments in IPOs or Limited Offerings

        Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Advisor's Chief Compliance Officer ("CCO"). In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a "PTR") which is included as Appendix B. The CCO must review each request for approval and record the decision regarding the request. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

        No pre-clearance will be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer that is also an Index Eligible Company
(1) during a Reconstitution Month, (2) if the Security is included in, or has been removed from an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate that Security's weighting in the Underlying Index or (3) for Access Persons who also fall within the



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                                                                  Exhibit (p)(1)


definition of Index Staff, if any, on a day when the Index Eligible Company is under "Active Consideration" as defined herein.

        D. Restrictions on Personal Securities Transactions by Access Persons other than Independent Directors and Advisor Access Persons ("Company-Only Access Persons")

        Each Company-Only Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

               (1) Pre-clearance

               Company-Only Access Persons may not buy or sell Securities, other than Exempt Securities, of any Index Eligible Company for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company's CCO or his designee. Company-Only Access Persons are not required to obtain pre-clearance for transactions in Securities of companies other than Index Eligible Companies. The CCO will maintain and disseminate periodically to all Company-Only Access Persons a list of Index Eligible Companies.

        In order to obtain pre-clearance, a Company-Only Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. No pre-clearance will be given to a Company-Only Access Person to purchase or sell any Index Eligible Company Security (1) During a Reconstitution Month, (2) if the Security is included in, or has been removed from an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate that Security's weighting in the Underlying Index or (3) for Access Persons who also fall within the definition of Index Staff, if any, on a day when the Index Eligible Company is under "Active Consideration" as defined herein.

                (2) Blackout Period

                No Company-Only Access Person may buy or sell any Security of an Index Eligible Company during a Reconstitution Month.

                (3) Prohibition on Short-Term Trading

        Company-Only Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund. If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity. In applying the 30 calendar day holding period, the Company will apply the "last-in, first-out" methodology.

                (4) Prohibition on Short Sales and Similar Transactions.



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                                                                  Exhibit (p)(1)

        Company-Only Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

        E. Restrictions on Personal Securities Transactions by Access Persons who are Independent Directors

        The Company recognizes that Independent Directors do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Directors in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

        Accordingly, the Company believes that less stringent controls are appropriate for Independent Directors, as follows:

                1. The Securities pre-clearance requirement contained in paragraph III.D.l. and the blackout, short-term trading and short sale restrictions in paragraphs III.D.2 through III.D.4 above shall only apply to an Independent Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

                2. If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Director to purchase or sell any Security
                        (1) if the Security is included in, or has been removed from an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate that Security's weighting in the Underlying Index, or (2) when the CCO has been advised by the Advisor that the same Security is being considered for purchase or sale for a Fund.

IV.     Reporting Requirements and Procedures

        In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

                A.      Reporting Requirements for Company-Only Access Persons

                        (1) Initial and Annual Holdings Reports: Within ten days after a person becomes a Company-Only Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix C. Each holdings report must contain, at a minimum, (a) the title and type of



                                      -5-
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                                                                  Exhibit (p)(1)

                                Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person's direct or indirect benefit; and
                                (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became a Company-Only Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

                        (2) Quarterly Report: Each Company-Only Access Person shall submit reports substantially in the form attached hereto as Appendix D to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. A Company-Only Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. The Report must include the date on which such report was submitted to the CCO.

        B.      Reporting Requirements for Independent Directors

        An Independent Director need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Fund.

V.      Administration of the Code

                A.      The CCO's Duties and Responsibilities

                        (1) The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix E within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;



                                      -6-
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                                                                  Exhibit (p)(1)

                        (2) The CCO shall identify all Access Persons and all Company-Only Access Persons and inform them of their reporting obligations promptly. In this regard, the CCO will prepare and make available to all Access Persons a list of Index Eligible Companies;

                        (3) In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person or Company-Only Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

                        (4) The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds' completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

                        (5) If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board;

                        (6) The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

                        (7) At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

                B.      The Board's Duties and Responsibilities

                        (1) The Board must approve this Code and the code of ethics of the Advisor and the Sub-Advisor before initially retaining their services;

                        (2) The Board must approve all material changes to this Code and the code of ethics of the Advisor and the Sub-Advisor no later than six months after adoption of the material change; and

                        (3) The Board will determine, in its sole discretion, whether a person has violated the Code. If it is determined that a person violated the Code, the


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                                                                  Exhibit (p)(1)

                                Board shall determine the appropriate
                                disciplinary action to be taken and sanctions to be imposed.

                C.      The Advisor's and Sub-Advisor's Duties and
                        Responsibilities

                        (1) The Advisor and Sub-Advisor shall submit to the Board a copy of its code of ethics adopted pursuant to Rule 17j-1;

                        (2) The Advisor and Sub-Advisor shall report to the Board in writing any material change to their code of ethics within six months of its adoption; and

                        (3) At least annually, the Advisor and Sub-Advisor shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under their respective code of ethics since the previous report, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Advisor and Sub-Advisor have adopted procedures reasonably necessary to prevent its Access Persons from violating the code of ethics.

VI.     FireWall Procedures for Index Staff Personnel

               In connection with an order for Exemptive Relief (the "Exemptive Order") obtained by the Advisor, the Company must employ the following procedures with respect to persons meeting the definition of Index Staff:

        A. Index Staff personnel shall not be Investment Personnel. Index Staff personnel shall have no responsibility for the management of the Funds or the supervision or oversight of the Adivsor, Investment Personnel or the Sub-Advisor.

        B. Investment Personnel and any officer or employee of the Advisor and Sub-Advisor Index Staff personnel are expressly prohibited from receiving any information relating to the Rules Based Methodology (including information regarding prospective or potential changes to the Rules Based Methodology) from Index Staff personnel.

        C. The Fund will receive assurances from the Index Creator that Index Staff personnel may not buy or sell any Index Eligible Security on a day when such Security is under Active Consideration, as defined herein.

Index Staff personnel will not share office space with the Advisor or Sub-Advisor. Index Staff personnel shall not have access to the computer systems of the Advisor or the Sub-Advisor.

VII.    Recordkeeping

        The Company will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be


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                                                                  Exhibit (p)(1)

available for examination by representatives of the Securities and Exchange Commission (the "SEC") and other regulatory agencies.

        A. A copy of this Code and any other code adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

        B. A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

        C. A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

        D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

        E. A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VIII.    Miscellaneous

        A. Confidentiality. The Company will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

        B. The "should have known" standard. For purposes of this Code, the "should have known" standard does not:

                o       imply a duty of inquiry;

                o presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund's investment strategies; or

                o impute knowledge from the individual's awareness of a Fund's portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.



               Adopted: September 6, 2007


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                                                                  Exhibit (p)(1)

                                   APPENDIX A

                                   Definitions
                                   -----------

        The definitions and terms used in this Code are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the 1940 Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) the Company's directors and officers; (ii) any Advisor Access Person; (iii) any other any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Securities; (v) any person employed by / or an officer of the Advisor, the Sub-Advisor or their affiliates that meets the definition of "Index Staff" herein and (vi) any director, officer or general partner of the principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Securities. Access Persons include:

               (a) a member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an Access Person's household (including children who are temporarily living outside of the household for school, military service or other similar situation);

               (b) a relative of the person who lives in an Access Person's household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

               (c) a relative whose financial affairs an Access Person "controls," whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

               (d) an investment account over which an Access Person has investment control or discretion;

               (e) a trust or other arrangement that names an Access Person as a beneficiary; and

               (f) a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

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                                                                  Exhibit (p)(1)

        Active Consideration, when used in this Code means the Security (i) is included in an Underlying Index, or (ii) it is being added to an Underlying Index in connection with either (A) a regular reconstitution of the Underlying Index, or (B) a reconstitution of the Underlying Index in connection with a change in the Rules Based methodology. A Security described in clause (i) above is considered to be under Active Consideration while it is in an Underlying Index and until the end of the calendar month after it has been removed from an Underlying Index. A Security described in clause (ii)(A) above shall be considered to be under Active Consideration from the time of the initial screening of the Underlying Index in connection with its next regular reconstitution. A Security described in clause (ii)(B) above shall be deemed to be under Active Consideration beginning on such date that the Security can be identified using the changed methodology as a Security that will be included in the Underlying Index.

        Advisor Access Person means a person who meets the definition of Access Person with respect to the Advisor or the Sub-Advisor.

        Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan.

        Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. A person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.

        Control means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with such Fund. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Fund shall be presumed to control such Fund. Any person who does not so own more than 25 per centum of the voting securities of any Fund shall be presumed not to control such Fund. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as otherwise provided in accordance with applicable law, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

        Exempt Security means: (i) direct obligations of the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than exchange traded funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including

                                                                  Exhibit (p)(1)

mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

        Family/Household means a member of such person's immediate family (spouse, domestic partner, child or parents) who lives in the person's household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person's household.

        High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody's Investors Service).

        Independent Director means a Director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

        Index Eligible Company means a company that (i) is represented in an Underlying Index, (ii) is eligible for inclusion in an Underlying Index, (iii) has been represented in an Underlying Index within the past two quarters, or
(iii) in the judgment of the CCO and based on the criteria used by the Index Administrator to determine the composition of each Underlying Index, could reasonably be expected to be eligible for inclusion in an Underlying Index within the next two quarters.

        Index Staff means those officers and employees of the Index Creator who assist the Index Administrator in the performance of its duties.

        IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

        Interested Director means a Director of the Company who is an "interested person" of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

        Investment Personnel means (i) any employee of the Company or the Advisor (or of any company in a control relationship to the Company or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Company, (ii) any natural person who controls the Company or the Advisor and who obtains information concerning recommendations made to the Company regarding the purchase or sale of Securities by that Company.

        Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

        Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

        Reconstitution Month means any calendar month during which the Index Administrator is reconstituting an Underlying Index.

                                                                  Exhibit (p)(1)

        Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

        A Security held or to be acquired by a Fund means: (i) any security that within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Advisor for purchase by the Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security.

                                                                  Exhibit (p)(1)

                                   APPENDIX B

                        Personal Trade Request Form (PTR)
                        ---------------------------------

        The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Code of Ethics of either HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC. By signing below, you certify that you are not aware of any trades for any Funds in this Security over the past 15 days and that you are also not aware that the Advisor is planning on engaging in a trade involving this Security over the next 15 days. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to the appropriate Company firm's Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Name: __________________

Social Security Number: _____________

Investment Information
Issuer and ticker symbol: _____________________

Nature of Equity Investments (please circle):

               Common Stock  Preferred Stock

               Number of Shares:  __________

Nature of Fixed Income Investments:

               Describe instrument: __________

               Principal amount of trade:  __________

Transaction Information
Transaction Type (please circle):

        Purchase     Sale    Short Sale

Estimated Trade Date:________________
Estimated Price:_____________________
Broker/Dealer:_______________________
Is the proposed investment an IPO?                Y     N
Is the proposed investment a Limited Offering?    Y     N

               Signature:_____________________

               Date:_______________________

                                                                  Exhibit (p)(1)

                                               Chief Compliance Officer Action

                                               Approved:________________

                                               Not Approved:_____________

                                                                  Exhibit (p)(1)

                                   APPENDIX C

                       Initial and Annual Holdings Reports
                       -----------------------------------

To: The Chief Compliance Officer

HealthShares(TM), Inc
Realty Funds, Inc.
TDAX Funds, Inc.
XShares Advisors LLC


        As of _____________, a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC.

Name of Reporting Person:

If Initial Report, Date Person Became Subject to the Code:

Information in Report Dated as of:

Date Report Submitted:

Securities Holdings:

Check here if, in lieu of completing the chart below, you have attached all of your most recent investment account statements:_______, Number of statements attached:__________

                                                               Principal Amount,
                                                               Maturity Date and
   Title of          Ticker Symbol                             Interest Rate (if
   Security          or CUSIP            Number of Shares      applicable)
   -------------     ----------------    -------------------   -----------------









        The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows

     Name of Broker, Dealer or Bank             Name(s) on and Type of Account
     ------------------------------             ------------------------------

                                                                  Exhibit (p)(1)

        I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate an complete.

   Signature:__________________                   Date:____________________

                                                                  Exhibit (p)(1)

                                   APPENDIX D

                                Quarterly Report
                                ----------------

To: The Chief Compliance Officer

        HealthShares(TM), Inc.
        Realty Funds, Inc.
        TDAX Funds, Inc.
        XShares Advisors LLC

        I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Code of Ethics of HealthShares(TM), Inc., Realty Funds, Inc., TDAX Funds, Inc. or XShares Advisors LLC during the calendar quarter indicated below. I hereby submit this report within 30 days after the end of that quarter. (Note: you do not need to complete this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

        Please provide the following information for any reportable transactions during the quarter:

                                                             Principal
                                                             Amount,                 Name of
                                                             Maturity                Broker,
                                                             Date and                Dealer or
                          Ticker       Number                Interest                Bank
Date of        Title of   Symbol       of                    Rate (if    Type of     Effecting
Transaction    Security   or CUSIP     Shares      Price     applicable) Transaction Transaction
-----------    --------   --------     ------      -----     ----------- ----------- -----------









        I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.


  Name of Broker, Dealer or Bank       Date Account was Established       Name(s) on and Type of Account
  ------------------------------       ----------------------------       ------------------------------






                                                                  Exhibit (p)(1)

        I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature:___________________                      Date:___________________

                                   APPENDIX E

                                 Acknowledgment

To:  Chief Compliance Officer

        HealthShares(TM), Inc.
        Realty Funds, Inc.
        TDAX Funds, Inc.
        XShares Advisors LLC

Re:  Acknowledgment of Code of Ethics

        Initial Acknowledgment: Please check here if this is an initial acknowledgment.|_|

        I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

        Annual Acknowledgment: Please check here if this is an annual acknowledgment. |_|

        I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and
(4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

Name (print):___________________________

Position:_______________________________

Signature:______________________________

Date Submitted:_________________________




                                      E-1